Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF eFFECTOR THERAPEUTICS, INC.

eFFECTOR Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is eFFECTOR Therapeutics, Inc. The original Certificate of Incorporation of eFFECTOR Therapeutics, Inc. was filed with the Secretary of State of Delaware on October 2, 2020.

2. This Certificate of Amendment hereby amends and restates the first paragraph of ARTICLE IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 180,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 80,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

3. This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 13, 2024, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed as of this 14th day of June, 2024.

eFFECTOR THERAPEUTICS, INC.

By:	/s/ Michel Byrnes
Name:	Michael Byrnes
Title:	Chief Financial Officer